Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
References to “we,” “us” and “our” refer to Guess?, Inc. only and not to any of its subsidiaries.
The following descriptions of our capital stock and certain provisions of our Restated Certificate of Incorporation, as amended (“Restated Certificate”) and Fourth Amended and Restated Bylaws (“Bylaws”) are summaries only. For more detailed information, see our Restated Certificate and Bylaws, which are filed as exhibits to reports we file with the U.S. Securities and Exchange Commission (“SEC”), and the Delaware General Corporation Law (“DGCL”).
Authorized Capitalization
Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of April 4, 2025, there were 51,837,569 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Voting Rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Our directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election of directors. All other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, except as otherwise required by the DGCL or the Restated Certificate and subject to any voting rights granted to holders of any preferred stock, if any.
There are no cumulative voting rights for the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
Dividends
Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our Board of Directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding shares of preferred stock.
Other Rights
Holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Exchange Listing
Our common stock currently trades on the New York Stock Exchange under the symbol “GES.”

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Preferred Stock
Our Restated Certificate provides that our Board of Directors, without further action by the stockholders, may issue shares of the preferred stock in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of and number of shares constituting any wholly unissued series of preferred stock.
The Board of Directors, without further action by the stockholders, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock in certain circumstances may have the effect of delaying or preventing a change of control of us without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price and the voting and other rights of the holders of common stock.
No shares of preferred stock presently are outstanding, and we currently have no plans to issue shares of preferred stock.
Anti-Takeover Effects of Delaware Law and Our Restated Certificate and Bylaws
Our Restated Certificate and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us and may make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy context or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Supermajority Vote to Amend Certificate of Incorporation and Bylaws
Our Restated Certificate provides that the approval of at least two-thirds of the outstanding shares of our common stock is required to amend certain provisions of our Restated Certificate. Our Restated Certificate and our Bylaws provide that the approval of holders of at least two-thirds of the outstanding shares of our common stock is required to amend our Bylaws. Our Bylaws may also be amended by a majority of our Board of Directors.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation specifically authorizes cumulative voting. Our Restated Certificate and Bylaws do not provide for cumulative voting. Therefore, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.
No Stockholder Action by Written Consent
Our Restated Certificate provides that any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of stockholders.

Special Meeting of Stockholders
Our Restated Certificate and Bylaws provide that special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Company. Stockholders are not permitted to call a special meeting or require our Board of Directors to call a special meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of any annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. The Bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors.
Blank Check Preferred Stock
As discussed above under “Preferred Stock,” our Board of Directors has the ability to issue preferred stock without further action by the stockholders. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in the best interest of us and our stockholders, our Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Restated Certificate grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Authorized but Unissued Shares
Under Delaware law, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the Delaware General Corporate Law
Our Restated Certificate does not opt out of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” generally, and subject to certain exceptions, includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, such a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following three conditions:
•before the stockholder became interested, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances; or
•at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Choice of Forum
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, the Restated Certificate or the Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.
The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.
Limitation on Liability of Directors and Officers
The DGCL provides that a Delaware corporation may include provisions in its certificate of incorporation relieving each of its directors or officers of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty except liability for (i) any breach of such director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law, (iii) conduct violating Section 174 of the DGCL (which section relates to unlawful distributions), (iv) any transaction from which a director or officer derived an improper personal benefit, or (v) any action by or in the right of the corporation (with respect to any officer only). The Restated Certificate includes such provisions.
To the fullest extent permitted by the DGCL, as amended from time to time, our Restated Certificate and Bylaws provide that we shall indemnify and advance expenses to each of our currently acting and former directors and certain officers, and we may so indemnify and advance expenses to other current and former officers, employees and agents. In addition to the indemnification in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents.
We believe that the foregoing provisions, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors.